EXHIBIT 99.1
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[The following letter appears on Community Bancorp, Inc. letterhead]




July 15, 2003


Dear Shareholder:

Community Bancorp, Inc. and its subsidiary, Community National Bank, recorded consolidated net income of $2.8 million or $0.48 diluted earnings per share for both the six month periods ended June 30, 2003 and 2002. The Company's June 30, 2003 condensed financial statements are enclosed for your review.

As a result of our performance and earnings, the Board of Directors voted to increase the cash dividend on common stock to $0.085 per share for the second quarter of 2003. This represents the thirty-ninth consecutive increase in the quarterly cash dividend. Your second quarter 2003 dividend check, or your deposit advice if you have chosen to have your dividend deposited directly into your account, is enclosed.

I am pleased with our performance over the past six months, especially in light of the Federal Reserve's lowering of short-term interest rates to their lowest levels in 45 years. We are cautiously optimistic that the nation's economy will show signs of improvement during the second half of the year and that gradually rising interest rates in the future will enhance our net interest income. In the meantime, we continue to monitor expenses closely and seek out new sources of revenue.

I sincerely appreciate your ongoing support. Should you have any questions about Community Bancorp, Inc. or Community National Bank, please feel free to give me a call.

Sincerely,


/s/ James A. Langway

James A. Langway
President and Chief Executive Officer